                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)  June 26, 1998
                                                 ----------------

                       WINDMERE-DURABLE HOLDINGS, INC.
               --------------------------------------------------
               (Exact Name of Registrant as specified in charter)



       Florida                     1-10177                59-1028301
-------------------------         ------------         -------------------
(State or other jurisdic-         (Commission            (IRS Employer
 tion of incorporation)           File Number)         Identification No.)

5980 Miami Lakes Drive, Miami Lakes, Fl                 33014
----------------------------------------              ----------
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code  (305) 362-2611
                                                    --------------
                          N/A
--------------------------------------------------------------
(Former name or former address, if changed since last report.)

                        WINDMERE-DURABLE HOLDINGS, INC.

                           Current Report on Form 8-K

                                 June 26, 1998

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On June 26, 1998, Windmere-Durable Holdings, Inc. (the "Company") consummated the acquisition of the Cooking, Garment Care, Food Preparation, and Beverage businesses of the Household Products Group of The Black & Decker Corporation and certain related assets (the "Black & Decker Household Products Group" or "HPG") for $315.0 million in cash and assumed certain related liabilities (the "HPG Acquisition"). As part of the HPG Acquisition, the Company licensed the Black & Decker(R) brand for use in marketing HPG products in North America, Central America, South America (excluding Brazil), and the Caribbean under a licensing arrangement with a minimum term of six and one-half years. For the first five years, the license will be on a royalty-free basis. Renewals, if mutually agreed upon, will be at specified minimum royalty payments. In addition, the Company purchased subbrands from The Black & Decker Corporation, including Toast 'R Oven(TM), ProFinish(R), Quick 'N Easy(R), Spacemaker(R), and KT Kitchentools(TM).

     The purchase price for the Black & Decker Household Products Group was determined as a result of arm's-length negotiations between representatives of both the Company and The Black & Decker Corporation. The HPG Acquisition has been accounted for under the purchase method of accounting.

     To facilitate the HPG Acquisition, the Company obtained (i) $345.0 million in senior secured credit facilities (the "Senior Credit Facilities"), consisting of a $160.0 million senior secured revolving credit facility (the "Senior Secured Revolving Credit Facility"), a $90.0 million Tranche A Term Loan, a $75.0 million Tranche B Term Loan and a $20.0 million Tranche C Term Loan (collectively, the "Term Loans"), and (ii) $185.0 million in senior subordinated loans (the "Senior Subordinated Loans") from commercial banks. The Company paid the purchase price of the HPG Acquisition and certain related costs with borrowings of $185.0 million under the Senior Subordinated Loans, $185.0 million under the Term Loans and $7.0 million under the Senior Secured Revolving Credit Facility.

     The Senior Secured Revolving Credit Facility includes (a) a $20 million sublimit for the issuance of letters of credit and (b) a $10 million sublimit for swing line loans (the "Swing Line Loans"). All amounts outstanding under the Senior Secured Revolving Credit Facility shall be payable on June 26, 2003. The Tranche A Term Loan will be payable in quarterly installments, ranging from $2.5 million for the quarter ended March 31, 1999 to $6.25 million for the quarter ended March 31, 2003, and all remaining amounts owing due the following quarter. The Tranche B Term Loan will be payable in annual installments of $750,000, with all remaining amounts owing thereunder due June 26, 2004. The Tranche C Term Loan will be payable in annual installments of $200,000, with all remaining amounts owing thereunder due June 26, 2004.

     Interest will accrue on the loans made under the Senior Secured Revolving Credit Facility (other than Swing Line Loans) at either LIBOR (adjusted for any reserves) or the base rate, which is the higher of NationsBank, N.A.'s prime rate and the federal funds rate plus 0.50% (the "Base Rate"), at the Company's option. Interest will accrue on the Senior Secured Revolving Credit Facility and the Tranche A Term Loan at either LIBOR (adjusted for any reserves) plus a specified margin which will be determined by the leverage ratio of the Company and its subsidiaries that initially will be set at 2.50%, or the Base Rate, plus a specified margin of 1.50%, at the Company's option. Interest will accrue on the Tranche B Term Loan and the Tranche C Term Loan at either LIBOR (adjusted for any reserves) plus a specified margin which will be determined by the leverage ratio of the Company and its subsidiaries that initially will be set at 3.00%, or the Base Rate plus a specified margin of 2.00%, at the Company's option. Swing Line Loans will bear interest at the Base Rate. The post-default rate on outstanding loans is 2.00% above the otherwise applicable rate of interest.

     The Senior Credit Facilities are secured by a security interest in substantially all of the real and personal property, tangible and intangible, of the Company and its domestic subsidiaries, as well as a pledge of all of the stock of such domestic subsidiaries, a pledge of not less than 65% of the voting stock of each direct foreign subsidiary of the Company and each direct foreign subsidiary of each domestic subsidiary of the Company, and a pledge of all of the capital stock of any subsidiary of a subsidiary of the Company that is a borrower under the Senior Credit Facilities. The Senior Credit Facilities will be guaranteed by all of the current and future domestic subsidiaries of the Company.

     The Senior Credit Facilities contain a number of significant covenants that, among other things, will restrict the ability of the Company to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments or create new subsidiaries, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that will otherwise restrict corporate and business activities. In addition, under the Senior Credit Facilities, the Company is required to comply with specified financial ratios and tests, including a minimum net worth test, a fixed charge coverage ratio, an interest coverage ratio, a leverage ratio and a minimum EBITDA requirement.

     The information set forth above is qualified in its entirety by reference to (i) the Transaction Agreement, dated as of May 10, 1998 (the "Transaction Agreement"), by and between the Company and The Black & Decker Corporation, a copy of which is filed herewith as Exhibit 99.1, and (ii) Amendment No. 1, dated as of June 26, 1998, to the Transaction Agreement, a copy of which is filed herewith as Exhibit 99.2.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

         (A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     The combined statement of financial position of the Black & Decker Household Products Group as of December 31, 1997 and 1996, and the related combined statements of operations, changes in owner's net investment and cash flows for each of the three years in the period ended December 31, 1997, as well as the combined statement of financial position as of March 29, 1998, and the related combined statements of operations, changes in owner's net investment and cash flows for each of the three months in the period ended March 29, 1998, and the notes thereto are filed herewith.

     (b)  PRO FORMA FINANCIAL INFORMATION.

     The unaudited pro forma combined balance sheet of the Company as of March 31, 1998, and the related unaudited statements of operations for the fiscal year ended December 31, 1997 and the three months and twelve months ended March 31, 1998, and the notes thereto are filed herewith.

     (c)  EXHIBITS.

     EXHIBIT NO.              DESCRIPTION

     99.1 Transaction Agreement, dated as of May, 1998, by and between the Company and The Black & Decker Corporation.

     99.2 Amendment No. 1, dated as of June 26, 1998, to the Transaction Agreement, dated as of May 10, 1998, by and between the Company and The Black & Decker Corporation.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)


Combined Statement of Financial Position as of December 31, 1997 and 1996 .....2

Combined Statement of Operations for the Years Ended December 31, 1997,
 1996 and 1995 ................................................................3

Combined Statement of Cash Flows for the Years Ended December 31, 1997,
 1996 and 1995 ................................................................4

Combined Statement of Changes in Owner's Net Investment for the
 Years Ended December 31, 1997, 1996 and 1995 .................................5

Notes to Combined Financial Statements .....................................6-18

Report of Independent Auditors ...............................................19

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Combined Statement of Financial Position
(Amounts in Thousands)

                                                                December 31,
                                                              1997        1996
                                                          ----------------------
Assets
  Current assets
    Accounts receivable, net of allowances of $3,800        $ 96,460    $ 55,084
     in 1997 and $3,100 in 1996
    Inventories                                               40,971      53,146
    Prepaid expenses and other                                 5,808       8,986
                                                          ----------------------
     Total current assets                                    143,239     117,216

  Property, equipment and capitalized software, net           74,457      74,781
  Goodwill                                                    23,451      27,134
  Other assets                                                17,400      17,755
                                                          ----------------------

Total assets                                                 258,547     236,886

Liabilities
  Current liabilities
    Accounts payable                                          12,419      22,729
    Accrued liabilities                                       51,109      51,340
                                                          ----------------------
     Total current liabilities                                63,528      74,069

  Other liabilities                                           35,547      38,130
                                                          ----------------------

     Total liabilities                                        99,075     112,199
                                                          ----------------------

Owner's net investment                                      $159,472    $124,687
                                                          ======================

The accompanying notes are an integral part of these financial statements.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Combined Statement of Operations
(Amounts in Thousands)


                                                       Years ended December 31,
                                                      1997       1996       1995
                                                  ------------------------------
Net sales                                         $402,928   $412,446   $445,739
Cost of goods sold                                 289,423    295,187    315,296
                                                  ------------------------------
Gross margin                                       113,505    117,259    130,443
Selling, general and administrative expenses       104,736    106,143    110,233
Restructuring                                           --      4,676         --
                                                  ------------------------------
Operating income                                     8,769      6,440     20,210
Other expense                                          579      1,698      3,464
                                                  ------------------------------
Earnings before income taxes                         8,190      4,742     16,746
Income tax provision                                 3,936      3,319      6,995
                                                  ------------------------------
Net earnings                                      $  4,254   $  1,423   $  9,751
                                                  ==============================

The accompanying notes are an integral part of these financial statements.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Combined Statement of Cash Flows
(Amounts in Thousands)

                                                              Years ended December 31,
                                                            1997        1996        1995
                                                        --------------------------------
Operating activities:
Net earnings                                            $  4,254    $  1,423    $  9,751
Adjustments to reconcile net earnings
 to cash flows from operating activities:
 Depreciation and amortization                            18,171      18,081      17,666
 Restructuring charges                                        --       4,676          --
 Changes in selected working capital items:
   (Increase) decrease in accounts receivable             (7,480)     (1,181)     49,568
   Decrease in inventories                                11,908      16,589       1,718
   (Decrease) increase in accounts payable               (10,288)      4,221      (2,284)
 Other assets and liabilities                              3,561         408       4,716
 Net decrease in accounts receivable sold                (34,507)     (8,450)    (24,116)
                                                        --------------------------------
Net cash (used in) provided from operating activities    (14,381)     35,767      57,019

Investing activities:
Capital expenditures                                     (16,922)    (22,306)    (18,979)
Proceeds from disposal of assets                             185          63       1,932
                                                        --------------------------------
Net cash used in investing activities                    (16,737)    (22,243)    (17,047)

Financing activities:
Net cash invested by (remitted to) owner                  31,118     (13,524)    (39,972)
                                                        --------------------------------
Cash at beginning and end of year                       $     --    $     --    $     --
                                                        ================================


The accompanying notes are an integral part of these financial statements.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Combined Statement of Changes in Owner's Net Investment
(Amounts in Thousands)

Balance at December 31, 1994                                          $ 166,529
 Net income                                                               9,751
 Foreign currency translation adjustments                                   671
 Net financing provided to B&D                                          (39,972)
                                                                   ------------
Balance at December 31, 1995                                            136,979
 Net income                                                               1,423
 Foreign currency translation adjustments                                  (191)
 Net financing provided to B&D                                          (13,524)
                                                                   ------------
Balance at December 31, 1996                                            124,687
 Net income                                                               4,254
 Foreign currency translation adjustments                                  (587)
 Net financing provided by B&D                                           31,118
                                                                   ------------
Balance at December 31, 1997                                          $ 159,472
                                                                   ============

The accompanying notes are an integral part of these financial statements.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

1. Basis of Presentation

Household Products Group Excluding Cleaning and Lighting Product Lines ("HPG") presented in these financial statements is a component of The Black & Decker Corporation ("B&D") that markets and manufactures small household appliances excluding cleaning and lighting product lines in the Western Hemisphere exclusive of Brazil (collectively, the "Market Area"). HPG's operations consist of three manufacturing facilities located in the United States, Mexico and Malaysia and a dedicated United States marketing and sales organization. Sales in the remainder of the Market Area are managed through sales and marketing organizations shared with other product lines of B&D. Additionally, within the United States, HPG products are sold through service centers and retail outlets and utilize distribution facilities managed by other divisions of B&D. Certain sourcing and purchasing operations are conducted through other B&D managed entities.

The accompanying combined financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form 8-K to be filed by Windmere-Durable Holdings, Inc. in connection with its acquisition of HPG.

Throughout the period covered by the combined financial statements, the HPG business was not conducted discretely from other businesses of B&D and, accordingly, separate financial statements for HPG were not prepared. These combined financial statements have been prepared from the historical accounting records of B&D. The combined financial statements include all revenues of HPG, all items of expense directly incurred by it and expenses charged or allocated to it by B&D in the normal course of business. In addition, certain expenses were allocated by B&D to HPG for the sole purpose of preparing these combined financial statements. As a result of the business structure discussed above, the vast majority of selling, general and administrative expenses are allocated. For additional information concerning expenses charged or allocated to HPG by B&D, see Note 3. These combined financial statements were prepared without regard to legal organization.

B&D principally utilizes a centralized cash management system. Under this system, HPG's cash requirements were provided directly by B&D; similarly, cash generated by HPG was remitted directly to B&D. All charges and allocations of costs for functions and services provided by B&D are deemed paid by HPG, in cash, in the period in which the cost is recorded in the combined financial statements. Intercompany balances with B&D, net of cash, are included in owner's net investment. No B&D indebtedness is directly attributable to the assets of HPG. Accordingly, no debt of B&D or related interest expense has been allocated to HPG.

HPG's results have been included in B&D's consolidated income tax returns in the various taxing jurisdictions in the Market Area. The amount of taxes payable or receivable due to/from B&D for 1997, 1996 and 1995 is included as a component of owner's net investment. The provision for income taxes, the related assets and liabilities, and the related footnote disclosures are presented as if HPG had filed separate tax returns and are in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

The historical basis in inventories, property and equipment, capitalized software and goodwill are clearly identifiable to the HPG business. Other elements of working capital are not as clearly identifiable and accordingly working capital other than inventory has been allocated to HPG in order to estimate the total fixed and working capital investment related to reported revenues.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

1. Basis of Presentation (continued)

All of the accounting judgments, estimations and allocations in the combined financial statements are based on assumptions that B&D management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if HPG had been operated as a separate entity.

2. Significant Accounting Policies

Use of estimates: The combined financial statements and related disclosures have been prepared on the basis of presentation disclosed in Note 1. They reflect management's estimates and assumptions. Actual results could differ from these estimates, impacting reported results of operations and financial position.

Foreign currency translation: The financial statements of HPG businesses located outside the United States, except those businesses operating in highly inflationary economies and manufacturing operations producing primarily for the United States market, generally are measured using the local currency as the functional currency. Assets and liabilities of these businesses are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in owner's net investment. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these businesses are included in net earnings. For businesses operating in highly inflationary economies and manufacturing operations producing primarily for the United States market, gains and losses from balance sheet translation adjustments are included in net earnings.

Revenue recognition: Revenues are recognized when products are shipped and ownership risk and title pass to the customer.

Inventories: Inventories are stated at the lower of cost or market. The cost of United States inventories is based primarily on the last-in, first-out (LIFO) method; all other inventories are based on the first-in, first-out (FIFO) method.

Property and equipment: Property and equipment is stated at historical cost, net of accumulated depreciation. Property and equipment is depreciated over their estimated useful lives, primarily on the straight-line basis. In general the estimated useful lives are as follows:


      Building                                     50 years
      Computers and related equipment              2 - 4 years
      Furniture and office equipment               15 years
      Leasehold improvements                       Shorter of lease term or useful life
      Machinery and other equipment                8 - 13 years
      Tools and dies                               Shorter of estimated life of tool/die, product
                                                    life cycle or 3 years

Capitalized software costs: HPG capitalizes the cost of purchased software. Software costs are amortized over five years from the date placed in service.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

2. Significant Accounting Policies (continued)

Goodwill: Goodwill is amortized on the straight-line method over 20 years.

Advertising and promotional costs: Advertising and promotional costs are expensed in the year they are first used. Advertising and promotional expense for the years ended December 31, 1997, 1996 and 1995 approximated $22,600, $24,700 and $27,700, respectively.

Research and development costs: Costs associated with the development of new products and changes to existing products are expensed as incurred and approximated $7,600, $7,600 and $5,800 for the years ended December 31, 1997, 1996 and 1995, respectively.

Stock-based compensation: B&D has elected to follow the accounting provisions of Accounting Principles Board Opinion (APBO) No. 25 for stock-based compensation.

Derivative financial instruments: B&D utilizes derivative financial instruments to manage certain foreign currency exposures including those of HPG. Gains and losses on foreign currency transaction hedges are recognized in income and offset the foreign exchange gains and losses on the underlying transactions. Deferred gains on options that hedge forecasted cash flows, including intercompany cash flows generally related to inventory purchases, are recognized in cost of sales when the related inventory is sold or when a hedged purchase is no longer expected to occur. Forward contracts that hedge forecasted intercompany transactions are marked to market. Foreign currency contracts held by B&D on behalf of HPG outstanding at December 31, 1997 were not material to these combined financial statements.

3. Related Party Transactions

As previously discussed, in many regards the operations of HPG are commingled with those of other B&D operations. Related party expenses included in these combined financial statements include B&D corporate overhead allocated to HPG ("Corporate expense allocations"), costs incurred on behalf of HPG by B&D largely to leverage B&D's combined purchasing power ("Corporate pass-through charges"), costs shared by HPG and other B&D operations which are charged primarily based on relative usage ("Shared direct services with B&D affiliates"), and business unit overhead allocated to HPG ("Business unit overheads"). The amounts charged for these services may not necessarily be representative of the costs that would be incurred by HPG on a stand-alone basis. In addition, business unit overheads in the HPG United States marketing organization have been allocated to the cleaning and lighting product lines which have been excluded from these combined financial statements. Products manufactured in HPG production facilities for other B&D operations have been transferred at cost and the related sales and expenses are excluded from these combined financial statements.

Corporate expense allocations: B&D provides certain indirect management services to HPG, including corporate and group management, treasury, tax, risk management, certain legal services, internal audit and other indirect administrative functions. The corporate expense allocations related to HPG included in these combined financial statements was $4,600, $3,000 and $5,600 for the years ended December 31, 1997, 1996 and 1995, respectively.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

3. Related Party Transactions (continued)

Corporate pass-through charges: B&D provides certain common services for HPG and other B&D affiliates, including group self-insurance programs and blanket insurance coverage. Many of these services represent services provided by third parties whereby B&D incurs the cost of the service on behalf of HPG. B&D charges HPG for the estimated cost of these services. The charges for many of these services from B&D represent estimates based upon certain allocations. The amounts charged by B&D for these services may not necessarily be representative of the costs that would be incurred by HPG on a stand-alone basis.

Corporate pass-through charges allocated to HPG in the United States and reflected in the accompanying Combined Statement of Operations for each year are as follows:

                                                 1997      1996      1995
                                             ----------------------------
       Product liability                      $ 4,720   $ 2,917   $ 3,397
       Workers' compensation                      234       209       203
       General liability and loss insurance       361       268       342
       Employee benefits:
          Medical                               3,672     3,843     4,217
          Pension                                 788       716       538
          Post-retirement medical                 149       388     1,275
          401(k)                                  432       497       417
       Patent expenses                            208       323       353
       Employment taxes                         2,223     2,345     2,224
                                             ----------------------------
                                              $12,787   $11,506   $12,966
                                             ============================

Shared direct services with B&D affiliates: HPG utilizes various direct services provided by other B&D affiliates, including product distribution, purchasing and information technology services. HPG is charged for these services from the applicable affiliates as follows:

      Product distribution: HPG's products are distributed in the United States through two distribution centers which are operated by other B&D affiliates. These distribution centers provide distribution services to HPG and other B&D affiliates including shipping, receiving, warehousing and invoicing. The charges from these distribution centers for these services represent charges based upon certain allocation methodologies. The amounts charged by B&D for these services may not necessarily be representative of the costs that would be incurred by HPG on a stand-alone basis. Costs charged to HPG for the use of these distribution services are reflected within selling, general and administrative expenses in the accompanying Combined Statement of Operations and totaled $12,700, $13,100 and $14,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

3. Related Party Transactions (continued)

      Purchasing: A B&D affiliate provides certain sourcing, purchasing and inspection services with respect to finished goods and component parts provided by vendors located in the Far East for many B&D business units, including HPG. In exchange for these services, B&D charges HPG an administrative fee of $1,100 per annum. The amount of the administrative fee was determined by B&D based upon an allocation of the affiliate's overhead costs to all business units which utilize the affiliate's services. The amounts allocated by B&D may not necessarily be representative of the costs that would be incurred by HPG on a stand-alone basis.

      Purchases made by B&D on behalf of HPG for the years ended December 31, 1997, 1996 and 1995, approximated $85,900, $89,200 and $82,300, respectively.

      Information technology and communication services: Certain information technology and communication services are provided to HPG by B&D affiliates. These services include mainframe computer processing, payroll and benefits processing, information and communication systems support, equipment lease administration, and the use of telephone and data communication lines. The charges allocated to HPG for these services represent both allocations of common costs and specifically identified expenses that are incurred on behalf of HPG by other B&D affiliates. The amounts charged to HPG for these services may not necessarily be representative of the costs that would be incurred by HPG on a stand-alone basis. Costs charged to HPG for the use of these information technology and communication services are reflected within selling, general and administrative expenses in the accompanying Combined Statement of Operations and totaled $1,700, $1,500 and $1,600 for the years ended December 31, 1997, 1996 and 1995, respectively.

Business unit overheads: As previously mentioned, HPG sells its products in the Market Area outside of the United States through B&D affiliates. Selling, general and administrative expenses include those costs, principally promotion, marketing and research and development expenses, which are specifically attributable to the HPG business. Those selling, general and administrative expenses not directly attributable to HPG or other B&D product lines are allocated to product lines, including HPG, on the basis of product line sales to total sales. Allocated selling, general and administrative expenses included in the HPG Combined Statement of Operations were $20,500, $19,700 and $19,200 for the years ended December 31, 1997, 1996 and 1995, respectively.

Within the United States and Canada, B&D affiliates operate over 100 service centers and 20 retail outlet stores. These service centers and outlet stores primarily sell new and reconditioned B&D products, including HPG products. New HPG products sold through these channels are primarily supplied by HPG, and reconditioned products sold through these channels are supplied by a reconditioning center operated by a B&D affiliate. Amounts reflected in the accompanying Combined Statement of Operations represent HPG's share of the operating results of the aforementioned service centers and retail outlets including allocated overheads. Indirect costs included in these combined financial statements which were allocated to revenues generated through these service centers and outlets totaled $6,400, $6,700 and $6,600 for the years ended December 31, 1997, 1996 and 1995, respectively.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

3. Related Party Transactions (continued)

Within the United States, selling, general and administrative expenses were allocated between the HPG business and the cleaning and lighting product lines first on the basis of specific identification. Those expenses that were not specifically attributable to the HPG business or cleaning and lighting product lines were allocated based on the revenue contribution of the respective businesses or product lines. Costs allocated to cleaning and lighting, and therefore excluded from these combined financial statements, were $37,300, $55,700 and $59,800 for the years ended December 31, 1997, 1996 and 1995, respectively. These costs include portions of the Corporate pass-through charges and shared direct services with B&D affiliates noted above.

4. Accounts Receivable

HPG participated in B&D's sale of receivables program under which HPG's and other B&D affiliate's receivables were sold without significant recourse on a revolving basis. In December 1997, B&D terminated its sale of receivables program. At December 31, 1996, B&D estimates that it had sold approximately $34,500 of HPG's receivables under this program. The estimate is based on an allocation percentage derived by dividing HPG's receivables eligible for sale at that time by B&D's total receivable available for sale at that time, multiplied by the actual receivables sold under the program. The discount on the sale of receivables of $600, $1,700 and $2,200 for the years ended December 31, 1997, 1996 and 1995, respectively, is recorded in other expense.

HPG continuously evaluates the credit worthiness of its customers, and generally does not require collateral.

5. Inventories

The classification of inventories at the end of each year consisted of the following:


                                                       1997            1996
                                                   ---------------------------
    Raw materials and work-in process               $ 8,670           $13,777
    Finished goods                                   36,651            45,141
    Provision for excess and obsolete inventories    (4,350)           (5,772)
                                                   ---------------------------
                                                    $40,971           $53,146
                                                   ===========================


The cost of inventories determined under the last-in, first-out method (LIFO) approximates the cost determined under the first-in, first-out (FIFO) method. The cost of United States inventories stated under the LIFO method was approximately 60% and 50% of total inventories at December 31, 1997 and 1996, respectively. For the year ended December 31, 1996, gross margin increased by $700 due to a LIFO liquidation.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

6. Property, Equipment and Capitalized Software

Major classes of property, equipment and capitalized software at the end of each year are summarized as follows:


                                                       1997            1996
                                                 ----------------------------
Land and land improvements                         $  2,733        $  2,568
Buildings and leasehold improvements                 21,519          22,729
Computers and related equipment                       4,276           6,947
Furniture and office equipment                        2,606           3,088
Machinery and other equipment                        92,929         107,060
Tools and dies                                       26,265          27,850
Construction in progress                              2,724           3,797
Capitalized software                                  4,553               -
                                                 ----------------------------
                                                    157,605         174,039
Less accumulated depreciation and amortization       83,148          99,258
                                                 ----------------------------
                                                   $ 74,457        $ 74,781
                                                 ============================

Depreciation expense for the year ended December 31, 1997, 1996 and 1995 was approximately $14,500, $14,400 and $14,000, respectively.

7. Goodwill

Goodwill at the end of each year was as follows:


                                                       1997            1996
                                                  -----------------------------
Goodwill                                            $ 85,825         $ 85,804
Accumulated amortization                             (62,374)         (58,670)
                                                  -----------------------------
                                                    $ 23,451         $ 27,134
                                                  =============================

8. Accrued Liabilities

Accrued liabilities at the end of each year consisted of the following:


                                                        1997            1996
                                                   ---------------------------
Accrued advertising and promotion                    $ 8,717         $14,816
Accrued warranty                                       7,311           7,419
Accrued payroll and benefits                           7,510           5,186
Other                                                 27,571          23,919
                                                   ---------------------------
                                                     $51,109         $51,340
                                                   ===========================

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

9. Employee Benefit Plans

Throughout the period covered by the combined financial statements, HPG's United States employees were covered by certain non-contributory defined benefit plans of B&D. The benefits for these plans are based primarily on employees' years of service and remuneration near retirement. The cost of these plans for HPG was determined on an actuaria1 basis. Assets, which are not specifically attributable to individual employees, were assumed to be equal to the projected pension obligation for purposes of determining pension expense. The pension cost is not necessarily indicative of the pension cost that would have been incurred if HPG had been operated as a separate entity.

The components of pension cost for each year were as follows:


                                                    1997      1996      1995
--------------------------------------------------------------------------------
Service cost                                      $ 1,114  $   989    $   846
Interest cost on projected benefit obligation       2,014    1,660      1,775
Actual return on assets                            (2,363)  (2,184)    (2,093)
Net amortization and deferral                          23      251         10
--------------------------------------------------------------------------------
Net pension cost                                  $   788  $   716    $   538
================================================================================

The funded status of the domestic defined benefit plans at the end of each year was as follows:


                                                          1997          1996
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Vested benefit                                        $ 25,331       $ 19,714
--------------------------------------------------------------------------------
 Accumulated benefit                                   $ 26,167       $ 20,318
--------------------------------------------------------------------------------
 Projected benefit                                     $ 31,045       $ 23,554
Allocated plan assets at fair value                     (30,916)       (23,490)
--------------------------------------------------------------------------------
Projected benefit obligation in excess of plan assets       129             64
Unrecognized net gain                                     1,953          1,121
--------------------------------------------------------------------------------
Net pension liability recognized in the Combined
  Statement of Financial Position                    $    2,082       $  1,185
================================================================================
Discount rates                                             7.5%           8.0%
Salary scales                                              5.0%           5.0%
Expected return on plan assets                             9.75%         10.5%
--------------------------------------------------------------------------------

Plan assets consist principally of investments in equity securities, debt securities and cash equivalents.

HPG also participates in a B&D sponsored defined contribution plan. Under the terms of the plan, HPG matches one ha1f of employee contributions based on a percentage of the employee contribution or compensation. Expense for defined contribution plans amounted to approximately $400, $500, and $400 for the years ended December 31, 1997, 1996, and 1995, respectively.

Throughout the period covered by the combined financial statements, HPG's United States and Canadian pensioners and survivors were provided health care and life insurance benefits by an unfunded plan sponsored by B&D. The cost of these plans for HPG was determined on an actuarial basis.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

9. Employee Benefit Plans (continued)

Net periodic postretirement benefit expense for each year included the following components:


                                                1997        1996          1995
--------------------------------------------------------------------------------
Service expense                               $   127     $   112      $    83
Interest expense                                1,326       1,426        2,207
Net amortization                               (1,304)     (1,150)      (1,015)
--------------------------------------------------------------------------------
Net periodic postretirement benefit expense   $   149     $   388      $ 1,275
================================================================================

The reconciliation of the accumulated postretirement benefit obligation to the liability recognized in other liabilities in the Combined Statement of Financial Position at the end of each year was as follows:


                                                           1997          1996
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
 Retirees                                                $15,018       $14,842
 Fully eligible active participants                        1,909         1,602
 Other active participants                                 1,570         1,277
--------------------------------------------------------------------------------
 Total                                                    18,497        17,721
--------------------------------------------------------------------------------
Unrecognized prior service cost                            5,790         7,039
Unrecognized net gain                                      3,031         4,860
--------------------------------------------------------------------------------
Net postretirement benefit liability recognized in the
 Combined Statement of Financial Position                $27,318       $29,620
================================================================================

The health care cost trend rate used to determine the postretirement benefit obligation was 9.7% for 1997 and 7.2% for 1998, decreases gradually to an ultimate rate of 5.25% in 2001, and remains at that level thereafter. The trend rate is a significant factor in determining the amounts reported. The effect of a 1% annual increase in these assumed health care cost trend rates would increase the accumulated post-retirement benefit obligation at December 31, 1997, by approximately $1.2 million. The effect of a 1% increase on the aggregate of the service and interest cost components of net periodic postretirement benefit cost is immaterial. An assumed discount rate of 7.5% was used to measure the accumulated postretirement benefit obligation in 1997 compared to 8.0% used in 1996.

The benefit costs are not necessarily indicative of the costs that would have been incurred if HPG had been operated as a separate entity.

10. Restructuring

Subsequent to December 31, 1997, HPG provided for severance costs of certain selling, general and administrative employees and for the severance and asset write-off costs associated with closing its Malaysian manufacturing facility which totaled $15,500. The selling, general and administrative terminations were effected during the quarter ended March 29, 1998, although payment of severance will continue monthly through the term of the obligation. The Malaysian plant shut-down is expected to be completed during 1998.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

10. Restructuring (continued)

In 1996, HPG recorded a restructuring provision to accrue severance costs and a tooling write-off associated with the exit of its countertop beverage product line and further integration of its Canadian business into its United States business. Total severance costs associated with these actions approximated $2,000.

11. Income Taxes

Earnings (loss) before income taxes for each year were as follows:


                                         1997          1996          1995
--------------------------------------------------------------------------------
United States                         $(12,642)       $2,688       $ 6,294
Other countries                         20,832         2,054        10,452
--------------------------------------------------------------------------------
                                      $  8,190        $4,742       $16,746
================================================================================

Significant components of income taxes (benefits) for each year were as follows:


                                         1997          1996          1995
--------------------------------------------------------------------------------
Current:
  United States                        $(3,600)       $  373       $(1,163)
  Other countries                        7,333           666         2,919
--------------------------------------------------------------------------------
                                         3,733         1,039         1,756
--------------------------------------------------------------------------------
Deferred (primarily United States)         203         2,280         5,239
--------------------------------------------------------------------------------
                                       $ 3,936        $3,319       $ 6,995
================================================================================

Deferred tax assets (liabilities) at the end of each year were composed of the following:


                                                        1997          1996
--------------------------------------------------------------------------------
Postretirement benefits                              $12,194       $12,322
Product liability                                      3,368         2,897
Warranty                                               2,486         2,459
Other                                                  4,443         4,973
Inventories                                           (3,417)       (3,339)
Fixed assets                                          (1,806)       (1,841)
--------------------------------------------------------------------------------
Net deferred tax assets                              $17,268       $17,471
================================================================================

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

11. Income Taxes (continued)

A reconciliation of income taxes at the federal statutory rate to HPG's income taxes for each year is as follows:


                                          1997          1996          1995
--------------------------------------------------------------------------------
Income taxes at federal statutory rate  $2,867        $1,660        $5,861
Higher (lower) effective taxes on
  earnings in other countries               41           (53)         (739)
State taxes (net of federal benefit)      (362)          332           510
Amortization of goodwill                 1,296         1,296         1,292
Other -- net                                94            84            71
--------------------------------------------------------------------------------
Income taxes                            $3,936        $3,319        $6,995
================================================================================

Income taxes have not been provided on the undistributed earnings of foreign businesses, as such earnings are designated to be reinvested locally to finance expansion or to support local operating requirements. It is not practicable to estimate the amount of additional tax that might be payable upon repatriation of foreign earnings.

12. Disaggregated Financial Information

HPG operates in a single segment.

Geographic information


                                        1997          1996          1995
--------------------------------------------------------------------------------
Net sales:
 United States                        $266,685     $287,288      $312,704
 Canada                                 53,982       55,193        66,052
 Other                                  82,261       69,965        66,983
--------------------------------------------------------------------------------
Combined total                        $402,928     $412,446      $445,739
================================================================================

Net sales are attributed to countries based on the location of the customer.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

12. Disaggregated Financial information (continued)


                                                       1997          1996
--------------------------------------------------------------------------------
Long-lived assets:
 United States                                       $47,731      $ 48,762
 Mexico                                               31,981        34,764
 Malaysia                                             15,018        17,105
 Other                                                 3,178         1,284
--------------------------------------------------------------------------------
Combined total                                       $97,908      $101,915
================================================================================

Significant customers: Sales to Wal-Mart represented 21% of net sales in 1997 (20% in 1996 and 19% in 1995). Sales to Kmart were 10% of net sales in 1997 (10% in 1996 and 11% in 1995). At December 31, 1997, receivables from Wal-Mart represented 19% of total receivables.

13. Commitments and Contingencies

Lease obligations: HPG is obligated under various non-cancelable leases for office facilities and equipment. These leases generally provide for renewal options and, in the case of facilities leases, for periodic rate increases based upon various economic factors.

Future minimum payments under non-cancelable operating leases with initial terms of one year or more as of December 31, 1997 are as follows:


                     1998                          $3,859
                     1999                           3,224
                     2000                           2,433
                     2001                              42
                                                   ------
                     Total                         $9,558
                                                   ======

Rental expense was $4,900, $4,000 and $4,100 for the years ended December 31, 1997, 1996 and 1995, respectively.

Legal proceedings: In October 1997, the Consumer Product Safety Commission filed an administrative complaint against B&D seeking an order requiring B&D to give public notice of a fire hazard associated with the T1000 Type 1 Horizontal Toaster manufactured and sold by HPG and an order requiring to provide an adequate remedy for the T1000 Type 1 Horizontal Toaster. Prior to the filing of the administrative complaint, HPG had initiated a recall of the toaster. A provision was made in HPG's results from operations in 1997 for the estimated cost of the original recall.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Combined Financial Statements
(Amounts in Thousands)

13. Commitments and Contingencies (continued)

Subsequent to December 31, 1997, B&D agreed to modify the original recall plan and entered into a settlement agreement with the Consumer Product Safety Commission. The additional provision necessary to cover the incremental estimated cost of the modified plan was also recorded in the Combined Statement of Operations in 1997. B&D believes that amounts provided are adequate to reflect the cost of the recall.

Various other suits, claims and actions are pending against HPG. Management of B&D does not anticipate that the disposition of these suits, claims and actions, either individually or in the aggregate, will have a material adverse effect on HPG's financial position or its expected ongoing results of its operations.

14. Subsequent Events

On May 11, 1998, B&D announced that it had entered into an agreement to sell its HPG business to Windmere-Durable Holdings, Inc. (the "buyer"). In connection with the anticipated sale, B&D and the buyer have agreed to enter into certain distribution services agreements, services agreements and lease or tenancy agreements.

The distribution services agreements are to provide for the distribution by B&D of HPG products in the United States though February 29, 2000. Separate agreements will exist for other jurisdictions in the Market Area. These agreements generally are cancelable by the buyer at certain early termination dates upon specified advance written notice. Terms to be provided to HPG are to be consistent with budgeted intercompany rates currently in effect.

The services agreements are to provide for the performance of certain administrative services by B&D on behalf of HPG through periods ranging up to September 30, 2000. Separate agreements will exist for the United States and other jurisdictions in the Market Area and are cancelable by the buyer, in whole or in part, upon specified advance written notice. Terms to be provided to HPG are to be consistent with budgeted intercompany rates currently in effect.

The lease or tenancy agreements provide for the buyer to use the Malaysian production facility for up to six months subsequent to closing and the United States production facility through September 30, 1999, at nominal rates.

                         Report of Independent Auditors

The Board of Directors
The Black & Decker Corporation

We have audited the accompanying combined statement of financial position of the Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation) as defined in Note 1 ("HPG") as of December 31, 1997 and 1996, and the related combined statements of operations, changes in owner's net investment and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of HPG's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of HPG, as defined in
Note 1, at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP

Stamford, Connecticut
June 5, 1998

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Interim Combined Statement of Financial Position ........................... 2

Interim Combined Statement of Operations ................................... 3

Interim Combined Statement of Cash Flows ................................... 4

Interim Combined Statement of Changes in Owner's Net Investment ............ 5

Notes to Interim Combined Financial Statements ............................. 6

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Interim Combined Statement of Financial Position
(Amounts in Thousands)

                                                       March 29,    December 31,
                                                            1998            1997
                                                       -------------------------
                                                       (Unaudited)
Assets
  Current assets
    Accounts receivable                                 $ 65,492        $ 96,460
    Inventories                                           61,037          40,971
    Prepaid expenses and other                             5,236           5,808
                                                       -------------------------
      Total current assets                               131,765         143,239

  Property, equipment and capitalized software, net       63,738          74,457
  Goodwill                                                22,525          23,451
  Other assets                                            16,565          17,400
                                                       -------------------------

Total assets                                             234,593         258,547

Liabilities
  Current liabilities
    Accounts payable                                      19,896          12,419
    Accrued liabilities                                   45,350          51,109
                                                       -------------------------
      Total current liabilities                           65,246          63,528

  Other liabilities                                       33,713          35,547
                                                       -------------------------

    Total liabilities                                     98,959          99,075
                                                       -------------------------

Owner's net investment                                  $135,634        $159,472
                                                       =========================

The accompanying notes are an integral part of these financial statements.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Interim Combined Statement of Operations (Unaudited)
(Amounts in Thousands)

                                                           Three Months Ended
                                                        March 29,     March 30,
                                                             1998          1997
                                                        -----------------------
Net sales                                                $ 61,755      $ 65,357

Cost of goods sold                                         43,605        47,394
                                                         ----------------------

Gross margin                                               18,150        17,963

Selling, general and administrative expenses               21,723        19,735

Restructuring                                              15,500            --
                                                         ----------------------

Operating loss                                            (19,073)       (1,772)

Other income (expense)                                        121           (78)
                                                         ----------------------

Loss before income taxes                                  (18,952)       (1,850)

Income tax benefit                                         (3,428)         (801)
                                                         ----------------------

Net loss                                                 $(15,524)     $ (1,049)
                                                         ======================

The accompanying notes are an integral part of these financial statements.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Interim Combined Statement of Cash Flows (Unaudited)
(Amounts in Thousands)

                                                            Three Months Ended
                                                          March 29,   March 30,
                                                               1998        1997
                                                          ---------------------
Operating activities:
Net loss                                                   $(15,524)   $ (1,049)
Adjustments to reconcile net earnings
  to cash flows from operating activities:
  Depreciation and amortization                               4,027       4,611
  Restructuring charges                                      15,500          --
  Changes in selected working capital items:
    Decrease in accounts receivable                          30,890      28,143
    Increase in inventories                                 (20,106)     (8,079)
    Increase (decrease) in accounts payable                   7,479        (982)
  Other assets and liabilities                              (12,174)    (12,696)
  Net decrease in accounts receivable sold                       --     (17,298)
                                                           --------------------
Net cash provided from (used in) operating activities        10,092      (7,350)

Investing activities:
Capital expenditures                                         (1,873)     (1,125)
Proceeds from disposal of assets                                 19          --
                                                           --------------------
Net cash used in investing activities                        (1,854)     (1,125)

Financing activities:
Net cash (remitted to) invested by owner                     (8,238)      8,475
                                                           --------------------

Cash at beginning and end of year                          $     --    $     --
                                                           ====================

The accompanying notes are an integral part of these financial statements.

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Interim Combined Statement of Changes in Owner's Net Investment (Unaudited) (Amounts in Thousands)

Balance at December 31, 1996                                          $ 124,687

  Net loss                                                               (1,049)

  Foreign currency translation adjustments                                 (232)

  Net Financing provided by B&D                                           8,475
                                                                      ---------
Balance at March 30, 1997                                             $ 131,881
                                                                      =========

================================================================================

Balance at December 31, 1997                                          $ 159,472

  Net loss                                                              (15,524)

  Foreign currency translation adjustments                                  (76)

  Net financing provided to B&D                                          (8,238)
                                                                      ---------
Balance at March 29, 1998                                             $ 135,634
                                                                      =========

The accompanying notes are an integral part of these financial statements,

Household Products Group Excluding Cleaning and Lighting Product Lines (a Component of The Black & Decker Corporation)

Notes to Interim Combined Financial Statements
(Amounts in Thousands)

1.    Basis of Presentation

The accompanying unaudited combined financial statements include all adjustments, consisting of recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods but do not include include all the information and notes required by generally accepted accounting principles for complete financial statements. Operating results for the period ended March 29, 1998, are not necessarily indicative of the results that may be expected for the entire year.

2.    Restructuring

In the quarter ended March 29, 1998, HPG provided for severance costs of certain selling, general and administrative employees and for the severance and asset write-off costs associated with closing its Malaysian manufacturing facility. The selling, general and administrative terminations were effected by the end of the quarter ended March 29, 1998, although payment of severance will continue monthly through the term of the obligation. The Malaysian plant shut-down is expected to be completed during 1998.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following Unaudited Pro Forma Combined Financial Information gives effect to the consummation of the HPG Acquisition (accounted for as a purchase for financial accounting purposes), a proposed public offering of $100 million of the Company's common stock and $125 million in aggregate principal amount of the Company's senior subordinated notes, and the borrowings under the Senior Credit Facilities (the "Transactions"), in each case as if it or they had been consummated: (i) on March 31, 1998, in the case of the Unaudited Pro Forma Combined Balance Sheet; and (ii) on January 1, 1997, the first day of Windmere-Durable's 1997 fiscal year, in the case of the Unaudited Pro Forma Combined Statements of Operations for the fiscal year ended December 31, 1997 and the three months and twelve months ended March 31, 1998.

    The following Unaudited Pro Forma Combined Financial Information is presented for illustrative purposes only and does not purport to be indicative of the Company's actual financial position or results of operations as of the date hereof, or as of or for any other future date, and is not necessarily indicative of what the Company's actual financial position or results of operations would have been had the Transactions been consummated on the above-referenced dates, nor does it give effect to (i) any transactions other than the Transactions and those described in the Notes to the Unaudited Pro Forma Combined Financial Information or (ii) Windmere-Durable's or HPG's results of operations since March 31, 1998. The pro forma financial information is based on the HPG Acquisition including the closing of the acquisition of certain Mexican assets (which is considered probable but still subject to MFCC clearance). Until such closing takes place, the plant will supply product under a Manufacturing Agreement which is expected to yield operating results for the Company in respect of such assets and operations substantively equivalent to the results reflected in the accompanying pro forma financial statements, which assume completion of the acquisition of the Mexican assets. Although the following Unaudited Pro Forma Combined Financial Information for the twelve months ended March 31, 1998 gives effect to $6.9 million in payroll savings from work force reductions and $12.7 million from annual cost reductions resulting from the HPG Acquisition, it does not give effect to an additional $40.0 million to $50.0 million of estimated annual cost savings expected by the Company's management to be achieved over time following consummation of the HPG Acquisition. The Company's ability to recognize any cost savings from the HPG Acquisition and a related Repositioning Program will depend to a significant extent on future events, certain of which are beyond the Company's control, including market demand for its products, stable currency and political climates in the People's Republic of China and Mexico and other factors.

    In the preparation of the following Unaudited Pro Forma Combined Financial Information, it has been generally assumed that the historical value of HPG's assets and liabilities approximates the fair value thereof (except as described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information), as an independent valuation has not been completed. The Company will be required to determine the fair value of the assets and liabilities of the Black & Decker Household Products Group (including intangible assets) following the closing of the HPG Acquisition. Although such determination of fair value is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the following Unaudited Pro Forma Combined Financial Information, there can be no assurance with respect thereto.

    The Unaudited Pro Forma Combined Balance Sheet at March 31, 1998 is based upon Windmere-Durable's financial position at March 31, 1998 and upon the Black & Decker Household Products Group's financial position at March 29, 1998. The Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended December 31, 1997 is based upon Windmere-Durable's results of operations for its fiscal year ended December 31, 1997 and upon the Black & Decker Household Product Group's results of operations for its fiscal year ended December 31, 1997. The Unaudited Pro Forma Combined Statements of Operations for the three months and twelve months ended March 31, 1998 are based upon Windmere-Durable's and HPG's results of operations for the three months and twelve months ended March 31, 1998.

    The small household appliance industry is seasonal in nature, with a higher proportion of sales and earnings usually being generated in the third and fourth quarters of the fiscal year than in other periods. Because of this seasonality and other factors, many of which are beyond the Company's control, results of operations for interim periods are not necessarily indicative of results of operations for an entire fiscal year.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                 BALANCE SHEET
                                 MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                  HISTORICAL                     PRO FORMA
                                         ----------------------------    -------------------------
                                         WINDMERE-DURABLE      HPG       ADJUSTMENTS      COMBINED
                                         ----------------    --------    -----------      --------
Cash and cash equivalents..............      $  2,491        $     --     $               $  2,491
Accounts receivable, net...............        38,506          65,492                      103,998
Receivables from affiliates............        17,303              --                       17,303
Inventory..............................        99,769          61,037                      160,806
Prepaid expenses.......................         7,032           5,236                       12,268
Future tax benefits....................         3,950              --                        3,950
Refundable income taxes................         1,274              --                        1,274
                                             --------        --------                     --------
          Total current assets.........       170,325         131,765                      302,090
Investment in affiliates...............        43,699              --                       43,699
Notes receivable from affiliate........         7,872              --                        7,872
Property, plant and equipment..........        38,009          63,738       (15,018)(1)     86,729
Other assets...........................        13,766          16,565        15,800(2)      30,131
                                                                            (16,000)(1)
Intangible assets......................            --          22,525       (22,525)(1)
                                                                            219,991(1)     219,991
                                             --------        --------     ---------       --------
          Total assets.................      $273,671        $234,593     $ 182,248       $690,512
                                             ========        ========     =========       ========
Notes and acceptances payable..........      $ 45,451        $     --     $ (39,000)(2)   $  6,451
Current portion of long-term debt......         3,365              --          (814)(2)      2,551
Accounts payable and accrued
  expenses.............................        16,110          65,246        10,000(1)      91,684
                                                                                328(1)
Deferred income, current portion.......           165              --                          165
                                             --------        --------     ---------       --------
          Total current liabilities....        65,091          65,246       (29,486)       100,851
Long-term debt.........................        15,866              --       280,291(2)     296,157
Deferred income/other liabilities......         1,031          33,713       (27,396)(1)      7,348
Net assets.............................                       135,634      (135,634)(3)         --
Common stock...........................         1,872              --           304(2)       2,176
Paid-in capital........................        40,668              --        94,169(2)     134,837
Currency translation adjustment........        (1,080)             --                       (1,080)
Retained earnings......................       150,223              --                      150,223
                                             --------        --------     ---------       --------
          Total stockholders' equity...       191,683         135,634       (41,161)       286,156
                                             --------        --------     ---------       --------
          Total liabilities and
            stockholders' equity.......      $273,671        $234,593     $ 182,248       $690,512
                                             ========        ========     =========       ========

        See Notes to Unaudited Pro Forma Combined Financial Information.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
            (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                                                  HISTORICAL                     PRO FORMA
                                         ----------------------------    -------------------------
                                         WINDMERE-DURABLE      HPG       ADJUSTMENTS      COMBINED
                                         ----------------    --------    -----------      --------
Sales..................................      $261,885        $402,928     $               $664,813
Cost of goods sold.....................       197,507         289,423       (1,130)(4)     485,800
                                             --------        --------     --------        --------
Gross profit...........................        64,378         113,505        1,130         179,013
Gross profit %.........................          24.6%           28.2%                        26.9%
Selling, general, and administrative
  expenses.............................        50,349         104,736       (6,168)(4)     146,372
                                                                            (6,080)(5)
                                                                             7,773(6)
                                                                             2,431(7)
                                                                            (1,250)(8)
                                                                              (812)(9)
                                                                            (2,250)(10)
                                                                               223(11)
                                                                            (2,580)(12)
                                             --------        --------     --------        --------
Operating profit.......................        14,029           8,769        9,843          32,641
Interest expense.......................         3,351              --       23,639(7)       26,990
Interest income........................        (2,727)             --                       (2,727)
Other expense..........................            --             579                          579
                                             --------        --------     --------        --------
Earnings before equity in net earnings
  of affiliates and income taxes.......        13,405           8,190      (13,796)          7,799
Equity in net earnings of affiliates...         7,353              --           --           7,353
Income taxes (benefit).................           923           3,936       (1,895)(13)      2,964
                                             --------        --------     --------        --------
Net earnings...........................      $ 19,835        $  4,254     $(11,901)       $ 12,188
                                             ========        ========     ========        ========
Earnings per share -- diluted..........      $   1.00                                     $   0.53
                                             ========                                     ========
Weighted average shares................        19,776                        3,041(14)      22,817
                                             ========                     ========        ========
OTHER FINANCIAL DATA:
  EBITDA...............................      $ 21,727        $ 26,361                     $ 68,135
  Depreciation and amortization........      $  7,698        $ 18,171                     $ 36,073
  Capital expenditures.................      $ 11,296        $ 16,922                     $ 28,218
  Ratio of total debt to EBITDA........            --              --                          4.5x
  Ratio of EBITDA to interest
     expense...........................            --              --                          2.5x

        See Notes to Unaudited Pro Forma Combined Financial Information.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                            STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  HISTORICAL                     PRO FORMA
                                         ----------------------------    -------------------------
                                         WINDMERE-DURABLE      HPG       ADJUSTMENTS      COMBINED
                                         ----------------    --------    -----------      --------
Sales..................................      $55,394         $ 61,755      $              $117,149
Cost of goods sold.....................       42,511           43,605          (67)(4)      86,049
                                             -------         --------      -------        --------
Gross profit...........................       12,883           18,150           67          31,100
Gross profit %.........................         23.3%            29.4%                        26.5%
Selling, general, and administrative
  expenses.............................       11,706           21,723       (1,317)(4)      32,038
                                                                            (1,520)(5)
                                                                             1,943(6)
                                                                               608(7)
                                                                              (313)(8)
                                                                              (203)(9)

                                                                                56(11)
                                                                              (645)(12)
Restructuring charge...................           --           15,500                       15,500
                                             -------         --------      -------        --------
Operating profit (loss)................        1,177          (19,073)       1,458         (16,438)
Interest expense.......................        1,045               --        5,910(7)        6,955
Interest income........................         (680)              --                         (680)
Other income (expense).................           --              121                          121
                                             -------         --------      -------        --------
Earnings (loss) before equity in net
  earnings of affiliates and income
  taxes................................          812          (18,952)      (4,452)        (22,592)
Equity in net earnings of affiliates...          445               --                          445
Income taxes (benefit).................          121           (3,428)      (5,278)(13)     (8,585)
                                             -------         --------      -------        --------
Net earnings (loss)....................      $ 1,136         $(15,524)     $   826        $(13,562)
                                             =======         ========      =======        ========
Earnings (loss) per share -- diluted...      $  0.06                                      $  (0.58)
                                             =======                                      ========
Weighted average shares................       20,194                         3,041(14)      23,235
                                             =======                       =======        ========
OTHER FINANCIAL DATA:
  EBITDA...............................      $ 3,251         $    575                     $  7,835
  Depreciation and amortization........      $ 2,074         $  4,027                     $  8,652
  Capital expenditures.................      $ 2,671         $  1,873                     $  4,154

        See Notes to Unaudited Pro Forma Combined Financial Information.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                            STATEMENT OF OPERATIONS
                       TWELVE MONTHS ENDED MARCH 31, 1998
            (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                                                  HISTORICAL                     PRO FORMA
                                         ----------------------------    -------------------------
                                         WINDMERE-DURABLE      HPG       ADJUSTMENTS      COMBINED
                                         ----------------    --------    -----------      --------
Sales..................................      $265,867        $399,326     $               $665,193
Cost of goods sold.....................       199,425         285,634         (862)(4)     484,197
                                             --------        --------     --------        --------
Gross profit...........................        66,442         113,692          862         180,996
Gross profit %.........................          25.0%           28.5%                        27.2%
Selling, general and administrative
  expenses.............................        52,358         106,724       (6,037)(4)     150,500
                                                                            (6,080)(5)
                                                                             7,773(6)
                                                                             2,431(7)
                                                                            (1,250)(8)
                                                                              (812)(9)
                                                                            (2,250)(10)
                                                                               223(11)
                                                                            (2,580)(12)
Restructuring charge...................            --          15,500                       15,500
                                             --------        --------     --------        --------
Operating profit (loss)................        14,084          (8,532)       9,444          14,996
Interest expense.......................         3,772              --       23,639(7)       27,411
Interest income........................        (2,931)             --                       (2,931)
Other income (expense).................            --            (380)                        (380)
                                             --------        --------     --------        --------
Earnings before equity in net earnings
  of affiliates and income taxes.......        13,243          (8,912)     (14,195)         (9,864)
Equity in net earnings of affiliates...         8,288              --                        8,288
Income taxes (benefit).................           880           1,309       (5,937)(13)     (3,748)
                                             --------        --------     --------        --------
Net earnings (loss)....................      $ 20,651        $(10,221)    $ (8,258)       $  2,172
                                             ========        ========     ========        ========
Earnings per share -- diluted..........      $   1.04                                     $   0.09
                                             ========                                     ========
Weighted average shares................        19,881                        3,041(14)      22,922
                                             ========                     ========        ========
OTHER FINANCIAL DATA:
  EBITDA...............................      $ 21,970        $ 24,175                     $ 65,793
  Depreciation and amortization........      $  7,886        $ 17,587                     $ 35,677
  Capital expenditures.................      $ 11,966        $ 17,670                     $ 23,636
  Ratio of total debt to EBITDA........            --              --                          4.6x
  Ratio of EBITDA to interest
     expense...........................            --              --                          2.4x

        See Notes to Unaudited Pro Forma Combined Financial Information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(1) The following adjustments give effect to the HPG Acquisition. The aggregate purchase price paid by Windmere-Durable in connection with the HPG Acquisition is summarized below:

AGGREGATE PURCHASE PRICE: (in thousands)
Cash paid to The Black & Decker Corporation.................  $315,000(a)
Transition/integration costs to be incurred in the HPG
  Acquisition...............................................    10,000(b)
Financial and advisory, investment banking, legal,
  accounting, and other professional fees...................     4,150
                                                              --------
                                                              $329,150
                                                              ========
ALLOCATION OF PURCHASE PRICE:
Aggregate purchase price....................................  $329,150
Less net book value of assets acquired......................   135,634
                                                              --------
Excess of cost over net book value of net assets acquired...   193,516
Adjustments to record assets and liabilities acquired at
  fair market value:
  Other assets..............................................    16,000(c)
  Accrued liabilities.......................................       328(d)
  Other liabilities.........................................   (27,396)(e)
  Goodwill..................................................    22,525(f)
  Fixed assets..............................................    15,018(g)
                                                              --------
                                                                26,475
                                                              --------
Excess of cost over fair market value of net assets
  acquired..................................................  $219,991
                                                              ========

---------------
(a) Includes approximately $27.0 million paid into escrow for purchase of the Queretaro property pending approval by MFCC.

(b) Reflects certain estimated transition and integration costs to be incurred in connection with the HPG Acquisition in accordance with EITF 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination."

(c) Reflects the eliminations of income tax assets of $16,000 which are not being conveyed in the HPG Acquisition under the terms of the asset purchase agreement between Windmere-Durable and The Black & Decker Corporation (the "Purchase Agreement").

(d) Reflects the accrual of $2,500 for unfavorable office and computer leases (idle property) under APB 16, and the elimination of $2,172 of product recall liability accruals related to the recall of HPG's T1000 toaster ovens by the Consumer Products Safety Commission as Windmere-Durable is indemnified for such recall expense under the Purchase Agreement. There can be no assurance, however, that Windmere-Durable will not incur product recall expense in the future.

(e) Reflects the elimination of other postemployment benefit liabilities of $27,396 not assumed by Windmere-Durable.

(f)  Reflects the eliminations of HPG's existing goodwill of $22,525.

(g) Reflects the elimination of HPG's Kuantan, Malaysia fixed assets of $15,018 which are not being conveyed to the buyer under the purchase agreement.

 (2) Reflects the adjustment to record the following:

                                                    SHORT-TERM   LONG-TERM   COMMON   PAID-IN    OTHER
                                          CASH         DEBT        DEBT      STOCK    CAPITAL   ASSETS
                                        ---------   ----------   ---------   ------   -------   -------
       Borrowings under Senior
         Subordinated Loans...........  $ 185,000    $           $ 185,000    $       $         $
       Borrowings under Term Loans....    185,000                  185,000
       Borrowings under new Senior
         Secured Revolving Credit
         Facility.....................     12,882                   12,882
       Repayment of existing credit
         facility.....................    (39,000)    (39,000)
       Repayment of Salton loan.......    (10,847)                 (10,847)
       Repayment of industrial
         development bonds............     (1,834)       (814)      (1,020)
       Issuance of Common Stock, net
         of costs.....................     94,473                              304     94,169
       Debt issuance costs............    (15,800)                                               15,800
       HPG Acquisition cash purchase
         price and expenses...........   (319,150)
            % Senior Subordinated
         Notes due 2008...............    125,000                  125,000
       Repayment of Senior
         Subordinated Loans...........   (185,000)                (185,000)
       Repayment of Tranche C Term
         Loan.........................    (20,000)                 (20,000)
       Repayment of Senior Secured
         Revolving Credit Facility....    (10,724)                 (10,724)
                                        ---------    --------    ---------    ----    -------   -------
                                        $      --    $(39,814)   $ 280,291    $304    $94,169   $15,800
                                        =========    ========    =========    ====    =======   =======

 (3) Reflects the elimination of HPG's equity which will be cancelled upon acquisition.

 (4) Reflects the HPG workforce reductions in 1997 and early 1998 at the plant and corporate office levels resulting in the elimination of 127 positions and savings of $7,298 for the year ended December 31, 1997, $1,384 for the three months ended March 31, 1998, and $6,899 for the twelve months ended March 31, 1998.

 (5) Reflects the reduction of corporate expenses as calculated by comparing the amount paid by HPG to The Black & Decker Corporation prior to the HPG Acquisition to the amount estimated to be incurred on a stand-alone basis which is a savings of $6,080 for the year ended December 31, 1997, $1,520 for the three months ended March 31, 1998, and $6,080 for the twelve months ended March 31, 1998.

 (6) Reflects incremental amortization expense as a result of the excess of cost over fair market value of the net assets acquired (see Note 1) as follows:

                                                                               THREE MONTHS    TWELVE MONTHS
                                            ESTIMATED        YEAR ENDED           ENDED            ENDED
                                           USEFUL LIFE    DECEMBER 31, 1997   MARCH 31, 1998   MARCH 31, 1998
                                         ---------------  -----------------   --------------   --------------
       Amortization of identifiable
         intangible assets.............  6.5 to 12 years       $7,323             $1,831           $7,323
       Amortization of excess of cost
         over fair value of net assets
         acquired......................         40 years       $  450             $  112           $  450

 (7) Reflects an adjustment to record additional interest expense and amortization of debt issuance costs of $26,070 for the year ended December 31, 1997, $6,518 for the three months ended March 31, 1998, and

     $26,070 for the twelve months ended March 31, 1998. An assumed rate of 10.0% per annum is used in connection with the interest expense on the Notes. If the actual interest rate varies by 25 basis points from the assumed rates, pro forma interest expense in connection with the Notes would change by $313 for the year ended December 31, 1997, $78 for the three months ended March 31, 1998 and $313 for the twelve months ended March 31, 1998.

 (8) Reflects the elimination of lease costs in excess of market rates in the amount of $1,250 for the year ended December 31, 1997, $313 for the three months ended March 31, 1998, and $1,250 for the twelve months ended March 31, 1998.

 (9) Reflects the expected future reduction in purchasing costs for the Hong Kong purchasing office under the interim services agreement entered into between Windmere-Durable and The Black & Decker Corporation as part of the HPG Acquisition from the amounts paid by HPG to The Black & Decker Corporation prior to the HPG Acquisition of $812 for the year ended December 31, 1997, $203 for the three months ended March 31, 1998, and $812 for the twelve months ended March 31, 1998.

(10) Reflects the elimination of product recall expense for which The Black & Decker Corporation has indemnified Windmere-Durable under the terms of the Purchase Agreement of $2,250 for the year ended December 31, 1997, $0 for the three months ended March 31, 1998, and $2,250 for the twelve months ended March 31, 1998. There can be no assurance, however, that the Company will not incur product recall expense going forward.

(11) Reflects the agreed upon increase in executive salaries under the new employment agreements which have been or are expected to be entered into of $223 for the year ended December 31, 1997, $56 for the three months ended March 31, 1998, and $223 for the twelve months ended March 31, 1998. See "Management."

(12) Reflects the elimination of the Malaysian plant losses of $2,580 experienced by HPG for the year ended December 31, 1997, $645 for the three months ended March 31, 1998, and $2,580 for the twelve months ended March 31, 1998. The Malaysia facility was not purchased by Windmere-Durable in the HPG Acquisition.

(13) Reflects the income tax benefit related to the effects of the pro forma adjustments based upon an assumed composite income tax rate of 38% or $1,895 for the year ended December 31, 1997, $5,278 for the three months ended March 31, 1998, and $5,937 for the twelve months ended March 31, 1998.

(14) Reflects the shares issued as a result of the Common Stock Offering at an assumed offering price of $32.875 per share.

     EBITDA is earnings (loss) before equity of net earnings of affiliates income taxes plus depreciation expense, amortization expense, net interest expense, and the restructuring charge. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness, however, EBITDA should not be considered as an alternative to net earnings as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 26, 1998.              WINDMERE-DURABLE HOLDINGS, INC.


                                   By: /s/ Harry D. Schulman
                                      ----------------------------
                                      Harry D. Schulman
                                      Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit No.              Description
-----------              -----------
99.1 Transaction Agreement, dated as of May, 1998, by and between the Company and The Black & Decker Corporation.

99.2 Amendment No. 1, dated as of June 26, 1998, to the Transaction Agreement, dated as of May 10, 1998, by and between the Company and The Black & Decker Corporation.